Exhibit 24

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Robert H. Bohannon and Ellen M. Ingersoll, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Form 10-K Annual Report of Viad Corp for the fiscal year ended December 31, 2004, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

/s/ Wayne G. Allcott	February 23, 2005

Wayne G. Allcott

/s/ Jess Hay	February 23, 2005

Jess Hay

/s/ Judith K. Hofer	February 23, 2005

Judith K. Hofer

/s/ Robert E. Munzenrider	February 23, 2005

Robert E. Munzenrider

/s/ Albert M. Teplin	February 23, 2005

Albert M. Teplin